Exhibit 5.1

Powell Goldstein LLP
One Atlantic Center—Fourteenth Floor
1201 West Peachtree Street, NW
Atlanta, GA 30309-3488

February 24, 2006

Omega Healthcare Investors, Inc.
9690 Deereco Road
Suite 100
Timonium, Maryland 21093

  Re:
  Registration Statement on Form S-4 filed by Omega Healthcare Investors, Inc.

Ladies and Gentlemen:

        In connection with the above-captioned Registration Statement on Form S-4 (the "Registration Statement") filed by Omega Healthcare Investors, Inc., a Maryland corporation (the "Company"), and certain of its subsidiaries named therein (collectively, the "Guarantors") with the Securities and Exchange Commission (the "Commission") on February 24, 2006 under the Securities Act of 1933, as amended (the "Act"), we have been requested to render our opinion with respect to the offering (the "Exchange Offer") of up to $175,000,000 in aggregate principal amount of the registered 7% Senior Notes due 2016 (the "Exchange Notes") of the Company in exchange for all of the outstanding unregistered 7% Senior Notes due 2016 (the "Initial Notes") of the Company. The Exchange Notes will be issued pursuant to the Indenture dated as of December 30, 2005, among the Company, the Guarantors and U.S. Bank National Association, as trustee (the "Trustee"). The Exchange Notes will be unconditionally guaranteed (the "Exchange Guarantees") by the Guarantors.

        In rendering this opinion, we have examined such corporate records, documents, certificates and instruments as we have deemed necessary for purposes of this opinion. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

        This opinion is limited to the Maryland General Corporation Law, the laws of the State of New York, and the federal laws of the United States, and we do not express any opinions herein concerning any other law. While our Firm does not maintain an office or an active practice in the State of New York, a member of our Firm is admitted to the Bar of the State of New York, and has reviewed this opinion letter and, to the extent the opinions expressed herein relate to the laws of the State of New York, we advise you that we have, with your permission, considered only those laws of the State of New York that are typically applicable to transactions similar to the transactions contemplated by the Indenture and the Exchange Guarantees, and we express no opinion with respect to any other laws of the State of New York. Except as otherwise indicated herein, we have not undertaken any independent investigation of factual matters.

        Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that upon exchange of the Initial Notes as contemplated by the prospectus constituting part of the Registration Statement, the Exchange Notes will constitute valid and legally binding obligations of the Company and the Exchange Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Company and each such Guarantor, respectively, in accordance with their terms except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization or other laws of general applicability relating to or affecting creditors' rights and general principles of equity.

        We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus constituting part of the

Registration Statement. Our consent to such reference does not constitute a consent under Section 7 of the Act and in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ POWELL GOLDSTEIN LLP Powell Goldstein LLP